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David Goulden, Chief Executive Officer of EMC Information Infrastructure, held a quarterly meeting with employees of EMC Corporation (the “Company”). The following is a transcript of excerpts from Mr. Goulden’s remarks at that meeting, a video recording of which was posted on the Company’s employee intranet.

So now let me move to the first topic: Dell/EMC. I’m going to cover what was announced, why it’s good for us, and what you should expect next.

So first of all, the what: there’s a little bit of confusion about that which I’d like to clarify. First of all, what is correct is that people are prepared to pay $67B to buy the assets and the people and the technology and the partnerships in EMC. That is a great vote of confidence in all of us. Some very smart people have looked very carefully at our business and they understand what makes our business tick and why it’s so powerful.

The second is actually who is buying who. The headlines say that Dell is buying EMC. It’s actually not quite that simple. What’s actually happening is that Dell’s owners are getting together with some very smart financial institutions to raise the money to buy EMC and take it private and merge it with a company that is already private called “Dell”. So it’s Dell’s owners: Michael Dell, MSD Capital, and Silver Lake who are partnering to raise the 67 billion dollars to take EMC private. It’s a little bit different from what the headlines are saying. So that’s the “what”.

Next, why is it good? There are four key things we all need to focus on as to why this is not just good, but it’s great for those of us here at EMC and particular those of us here at EMC II.

The first is there’s a commitment to create a combined new enterprise systems business. And that will combine the server, storage, networking, converged infrastructures of both companies to create a new 30 billion dollar plus business that will be based here in Hopkinton with strategic hubs around the world. So essentially the new owners of the combined business are taking the key assets for the Enterprise from Dell and combining them with those from EMC.

Also, I want us to understand that there’s a very strategic rationale for this combination. We know that servers and storage are being increasingly bought together in the form of converged infrastructure. Going forward, the future of storage is software-defined running on servers. So there’s a really important rationale for why now is the time to bring these two powerhouses together. The other thing I want to stress is, of course, converged infrastructure and VCE is very central to what we’re doing here and also the Cisco alliance continues to be a very important part of what we we’ll be doing going forward in VCE as well as working closely with Dell. So the first point is that there’ll be this new combined enterprise systems business.

The second reason why this is great for us, is we’ll be going private. And going private will give us three principal benefits. The first is we’ll be able to make long-term investments, focused upon the future and that will enable us to invest over a long period of time and manage the transitions that are going to occur in our business more smoothly. The second is we’ll optimize for different things. Today, we spend a ton of money optimizing for our quarterly income statements. Whereas the fundamentals of all of our businesses are really about how we get orders from customers and how those orders flow through into cash flow. So we’ll be focused more upon cash flow, which means we can take cost of out of business at quarter end, we’ll still need to get the bookings, but we won’t need to turn the factories upside down to ship everything on the last day of the quarter. If products ship the next week, it won’t matter as long as we get cash in on time. And the third thing that being private will do, is it will let us lean in to business model shifts. We all know that our customers want to basically buy more of our capabilities via the cloud or if they buy them for the data center to buy them on an as-used basis. And as a private company that’s going to be much easier to lean in and accelerate and use as a weapon to disrupt our competition than as a public company. So number two is private.

Number three is that we’ll be forming one of the biggest IT companies in the world. The new company will be over $80B in revenue. It will be 170,000 people strong. It will be in the leaders quadrant in no less than 22 Gartner Magic Quadrants. And it will be a company that CIOs of any single size of organization cannot ignore. Simply put, we’ll get more “at bats” as a bigger company with this incredible breadth of capability. And last but not least, we’ll continue to enhance the Federation model that we’ve built inside of EMC. The new, bigger Federation will comprise of a number of important companies that are strategically aligned that work better together, but still foster open ecosystems. So, number three will be the powerhouse new company.

The fourth reason why it is good is that all the uncertainty that has been around us for the last year or so has gone. We all know at meetings like this for the last year we’ve talked about what will happen to the Federation, whether Elliot will be able to break us apart and force us to spin off VMware. What will happen to the next CEO of the company? What will happen to our business in terms of EMC II? All of that is now off the table. We have decided after looking at various alternatives that this is the best solution for the company. We are going to combine this to build this big powerhouse. Elliott by the way came out in full support of this transaction the day that we announced it. Michael Dell, who is an excellent leader with a ton of experience who we all know very well, will be the CEO of the combined business and we know that EMC II will now form the center of what will become the biggest infrastructure business on the planet. So all those levels of uncertainty have gone.

So why good in summary? The combined ESB, the private model, the new co. and the reduction of uncertainty. So hopefully you understand why we chose this very important alternative.

And finally, for EMC/Dell, I want to talk about what to expect going forward. There are two phases. Between now and the middle part of 2016 when we expect to close, it really needs to be business as usual. We got to stay in our swim lanes. We can plan for what we might do going forward, but we can’t talk about it and we can’t implement those plans. So please don’t reach out to your Dell counterparts. I’ll talk about how we’re going to coordinate that in a second.

The second phase is after we close, what should you expect. There are two things you should understand. The combination of these two companies is focused on gross synergies not so much cost synergies. We of course have a business to run, but I can tell you that the revenue synergies outweigh any focus on cost by a factor of 3:1. As those synergies are implemented, net-net there will be more jobs post than there will be pre-.

The other thing to understand for the EMC team is there is a commitment that from a total compensation point of view as we go into the new company, everyone on the EMC team will be treated the same or better, not the same or worse, which is a very important consideration for our employees as we chose this alternative.

Now I mentioned planning for coming together. We have appointed Howard Elias as the overall EMC integration lead. He will be building teams to work with his counterparts over at Dell to put together over the next few months with all of us or many of us involved the overall integration plans. And you’ll hear more about that from Howard today. It’s important to understand he will continue his role in leading GES whilst he takes on this additional responsibility.

So finally, where should you go to find out more or even to find out what has already been said about Dell/EMC, EMC/Dell? Well, today we’ve launched a new page on Inside EMC that has FAQs about all the aspects we have talked about, copies of press releases, etc. so please visit Inside EMC for more information on what we’ve said. And please stick to what’s in that information. Do not elaborate on it. Do not hypothesize about what else might happen. Stay with that information and no more and thank you for that.

[W]e should all be very excited by the prospects of what we’re going to achieve with Dell. $67B is a huge vote of confidence. The enterprise systems business will be headquartered in Hopkinton with strategic hubs around the world based upon EMC bringing together key assets from Dell. We’ll continue to make good business decisions, but expect that as our business grows so will our headcounts and we have a history of 1+1=3 with Dell. Back in 2007, Dell as a reseller sold $1.9B of EMC products and services and now we’re both twice that size. But of course we have to focus on our business between now and close.

Now our competitors will try to use the new EMC/Dell news to unsettle our customers and partners, so we and you need to be confident about why this is a good thing and be loud and proud about it.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.